[LETTERHEAD ANDERSEN ANDERSEN & STRONG]

Engle Mining Co., Inc.


We hereby consent to the use of our report dated April 10, 1999, for the period ended December 31, 1998 in the registration statement of Engle Mining Co., Inc. filed in the form 10-SB in accordance with Section 12 of the Securities Exchange
 Act of 1934.

/s/  ANDERSEN ANDERSEN & STRONG

November 4, 1999
Salt Lake City, Utah